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                                                                   EXHIBIT 10.44



                                  PULITZER INC.
                       ANNUAL INCENTIVE COMPENSATION PLAN

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                                TABLE OF CONTENTS
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Section                                                                     Page
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
  1        Purpose of the Plan                                                 1

  2        Definitions                                                       2-3

  3        Plan Administration                                               4-5

  4        Participants                                                        6

  5        Award Levels                                                        7

  6        Performance Components                                            8-9

  7        Communication of the Plan                                          10

  8        Payment of Awards                                               11-12

  9        Designation of Beneficiaries                                    13-14

  10       Amendment or Termination of the Plan                               15

  11       Miscellaneous Provisions                                           16

  12       Effective Date                                                     17
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                                    SECTION 1

                               PURPOSE OF THE PLAN


The purpose of the Plan is to advance the interests of Pulitzer Inc. and its subsidiaries by providing financial incentives in order to attract, retain and motivate key employees.




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                                    SECTION 2

                                   DEFINITIONS

For purposes of the Plan, the following definitions shall control:

     2.1 "Beneficiary" means the beneficiary or beneficiaries designated in accordance with Section 9 hereof to receive the amount, if any, payable under the Plan upon the death of a participant.

     2.2 "Committee" means the Compensation Committee of the Board of Directors of the Company.

     2.3  "Company" means Pulitzer Inc.

     2.4  "Incentive Award" means an award made under this Plan.

     2.5 "Operating Cash Flow" means operating income before depreciation and amortization for any subsidiary or the Company consolidated.

     2.6 "Plan" means Pulitzer Inc. Annual Incentive Compensation Plan, as herein set forth and as hereafter amended from time to time.

     2.7  "Plan Year" means the Company's fiscal year.

     2.8  "President" means the President of the Company.

     2.9 "Subsidiary" means a corporation or LLC which is majority owned directly or indirectly by the Company.

     2.10 "Total Disability" means any Employee's complete and permanent


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          inability by reason of illness or accident to perform the duties of the occupation at which he was employed by the Company when such disability commenced, all as determined by the Committee. All determinations as to the date and extent of an Employee's disability shall be made by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems necessary and desirable, and all such determinations of the Committee shall be final and conclusive.



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                                    SECTION 3

                               PLAN ADMINISTRATION


     3.1 The Plan will be administered by the Committee which is authorized to interpret the Plan and to establish rules and regulations necessary for Plan administration. The decisions of the Committee shall be final and binding on all persons claiming any payments under the Plan.

     3.2 The Committee shall establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. A majority of the members of the Committee shall constitute a quorum for the transaction of business at a meeting of the Committee. Any action of the Committee may be taken upon the affirmative vote of a majority of the members of the Committee at a meeting or, at the direction of its chairman, without a meeting, provided that all members of the Committee are informed of their right to vote on the proposal and of the outcome of the vote thereon.

     3.3 No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee nor for any mistake of judgement made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the


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          administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission to act in connection with the Plan, unless arising out of such person's own fraud or bad faith.



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                                    SECTION 4

                                  PARTICIPANTS

Participants will be selected by the Committee from among key employees working at the Company or a Subsidiary who are in a position to make significant contributions to the success of the Company or its Subsidiaries. The President and Chief Executive Officer (CEO) shall recommend to the Committee, in writing, the employees who are to be participants under the Plan for each Plan Year. In extraordinary circumstances, at the President and CEO's discretion, participants may be added to the Plan or removed from the Plan at any time during the Plan Year.


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                                    SECTION 5

                                  AWARD LEVELS


The President and CEO shall recommend to the Committee the annual Incentive Award potential for each participant which shall be earned if predetermined performance components are met. Each participant shall be designated a target bonus in terms of a percentage of base pay in effect at the beginning of the Plan Year or the date of participation if not at the beginning of the year. The target award level during any Plan Year shall not exceed one-hundred percent (100%) of such Participant's base salary. The target bonus for a participant who commences participation after the beginning of a Plan Year shall be adjusted as necessary to reflect the partial year of participation.

Each participant shall also be designated a minimum and a maximum bonus potential amount. The potential award levels shall become effective when they are approved by the Committee. At the end of each Plan Year, the President and CEO, will review the financial results of each Subsidiary and the Company in order to determine whether extraordinary circumstances have occurred which warrant an adjustment of results, which would, in turn, increase or decrease any Incentive Award amount in order to maintain the equity, fairness and objective of the Plan. Any adjustment will become effective upon the approval of the Committee. Any adjustment of results for a Subsidiary shall be flowed through to consolidated results for purposes of determining Incentive Awards based on consolidated results.



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                                    SECTION 6

                             PERFORMANCE COMPONENTS



     6.1 For each Plan Year the President and CEO shall recommend to the Committee the allocation of the potential Incentive Award for each participant (other than the President and CEO) between the performance components described below. The potential Incentive Award may be allocated 100% to either the Quantitative Component or Individual Component. The allocations (including the allocation for the President and CEO) shall become effective when they are approved by the Committee. In extraordinary circumstances, the President and CEO shall have discretion to modify the component allocation for a participant (other than for himself/herself) during a Plan Year.

     6.2 Quantitative: In general, Operating Cash Flow shall be used as the quantitative measure of the financial performance during a Plan Year of Subsidiary operations or the Company consolidated. If in certain situations Operating Cash Flow would not be an appropriate quantitative measure, other quantitative measures may be used.

          Individual Component: Performance objectives will be established for each participant. These objectives shall relate to the strategic objectives and/or special projects of the participant's employer or department. Individual objectives shall be weighted according to their importance to


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          the participant's employer or department and the impact of a participant on their achievement.




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                                    SECTION 7

                            COMMUNICATION OF THE PLAN


After Incentive Award levels and performance components are established as described above, the President and CEO, or his designee, shall advise each participant of the performance objectives to be met, the minimum, target, and maximum Incentive Award levels, and the manner in which Incentive Awards will be determined and paid.



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                                    SECTION 8

                                PAYMENT OF AWARDS


     8.1 Incentive Awards shall be payable in cash as soon as practicable after the close of the Plan Year, subject to such deferred arrangement as may be required or permitted by the Company. At the option of the Company, partial payment of awards may be made prior to the end of the Plan Year based on estimated Incentive Award computations, with the balance, if any, payable as soon as practicable after the close of the Plan Year.

     8.2 In the event of a participant's death while working for the Company, or a Subsidiary that is part of the Plan, the participant shall earn a pro rata portion of his Incentive Award based on the time employed during the Plan Year prior to death. Any amounts to which such participant is entitled shall be paid as soon as practicable after the close of the Plan Year to the participant's Beneficiary or, in the absence of such designation, to his estate.

     8.3 The following provisions shall apply to the payment of Incentive Awards in the event of a participant's termination of employment with the Company or a Subsidiary of the Company that is part of the Plan:


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          (a)  If termination is by reason of Total Disability, retirement or transfer to a Subsidiary of the Company that is not part of the Plan, the participant, subject to the President and CEO's approval, shall earn a pro rata portion of his Incentive Award based on the time employed during the Plan Year prior to termination of employment. Payment of the participant's Incentive Award shall be made as soon as practicable after the close of the Plan Year.

          (b) If termination of employment is for any other reason, participation in the Plan shall cease and no Incentive Award will be payable.

          (c)  In the event a participant is removed from the Plan pursuant to
               Section 4, the participant shall earn a pro rata portion of his Incentive Award based on the time employed during the Plan Year prior to removal, except if the participant is removed for any act which in the Committee's opinion constitutes fraud, embezzlement, disclosure of confidential information or dishonesty then no Incentive Award will be payable. Payment of the Participant's Incentive Award shall be made as soon as practicable after the close of the Plan Year.




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                                    SECTION 9

                          DESIGNATION OF BENEFICIARIES


     9.1 Each Participant may file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

     9.2 If no Beneficiary designation is in effect at the time of a Participant's death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant's estate shall be deemed to have been designated his Beneficiary and shall receive the payment of the amount, if any, payable under the Plan upon his death. If the Company is in doubt as to the right of any person to receive such amount, the Company may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such



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          payment shall be a complete discharge of the liability of the Plan and the Company therefor.




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                                   SECTION 10

                      AMENDMENT OR TERMINATION OF THE PLAN



The Board reserves the right at any time to amend, suspend or terminate the Plan in whole or in part and for any reason and without the consent of any Participant or Beneficiary; provided, however, that no such amendment shall adversely affect rights to receive any amount to which Participants or Beneficiaries have become entitled prior to such amendment.




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                                   SECTION 11

                            MISCELLANEOUS PROVISIONS


No provision of the Plan or any document describing the Plan or establishing rules or regulations regarding the Plan's administration shall be deemed to confer on any Participant or employee the right to continue in the Company's or any Subsidiary's employ or to affect the right of the Company or a Subsidiary to terminate any person's employment. The Plan shall not be treated as an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Subsidiary shall establish any fund to pay Incentive Awards, and no participant or any other person shall have any right to any specific assets or funds of the Company or a Subsidiary to satisfy the payment of an Incentive Award.




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                                   SECTION 12

                                 EFFECTIVE DATE


The Plan will be effective for the Plan Year commencing January 1, 2001 and shall continue in effect until terminated by the Board of Directors of the Company. Subject to the approval of the Board of Directors of the Company, the Plan may be amended at any time by the Committee. This Plan replaces the Newspaper Operations Annual Incentive Plan, as amended, adopted in January 1988 and the Company's Annual Incentive Compensation Plan, as amended, adopted in August 1986.


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